Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-134081
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class	Amount to be	offering price per	aggregate offering	Amount of
of securities to be registered	registered(1)	security	price(1)	registration fee(2)
Common Stock, $0.01 par value per share	4,181,817	$41.25	$172,500,000	$6779.25

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover overallotments.

(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-134081) filed by the Registrant on April 1, 2008.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134081
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 1, 2008)

3,636,363 Shares

Alpha Natural Resources, Inc.

Common Stock

We are offering 3,636,363 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “ANR.” The last reported sale price of our common stock on the New York Stock Exchange on April 1, 2008 was $41.29 per share.

Concurrently with this offering, we are offering $250.0 million aggregate principal amount of 2.375% Convertible Senior Notes due 2015 (or a total of $287.5 million aggregate principal amount of notes if the underwriters exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering. We expect to raise approximately $400 million in aggregate gross proceeds from the two offerings. See “Concurrent Notes Offering.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission.

	Per Share	Total

Public offering price	$41.25	$149,999,974
Underwriting discounts and commissions	$1.7531	$6,374,908
Proceeds, before expenses, to us	$39.4969	$143,625,066

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional 545,454 shares, solely to cover over-allotments, if any.

We expect that the shares will be ready for delivery in book-entry-only form on or about April 7, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

UBS Investment Bank	Citi

Co-Managers

Wachovia Securities	Wedbush Morgan Securities Inc.

BB&T Capital Markets	BMO Capital Markets	Daiwa Securities America Inc.
National City Capital Markets	PNC Capital Markets LLC	Societe Generale
April 1, 2008

Prospectus Supplement
About This Prospectus Supplement	S-ii
Available Information	S-ii
Incorporation of Certain Documents by Reference	S-iii
Special Note Regarding Forward-Looking Statements	S-iv
Summary	S-1
The Offering	S-3
Summary Consolidated Financial Data	S-4
Risk Factors	S-8
Use of Proceeds	S-11
Price Range of Our Common Stock	S-11
Dividend Policy	S-11
Capitalization	S-12
Concurrent Notes Offering	S-13
Material U.S. Federal Income Tax Consequences	S-14
Underwriting	S-17
Legal Matters	S-20
Experts	S-20

Prospectus

About this Prospectus	1
Available Information	1
Incorporation of Certain Documents by Reference	1
Special Note Regarding Forward-Looking Statements	2
Alpha Natural Resources, Inc.	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of Securities	7
Description of Common Stock	7
Description of Preferred Stock	10
Description of Warrants	11
Description of Debt Securities	11
Plan of Distribution	21
Legal Matters	22
Experts — Independent Registered Public Accounting Firm	22

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Alpha,” “the Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed on March 6, 2008;

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 27, 2008; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on February 2, 2005, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	regulatory and court decisions;

•	competition in coal markets;

•	the geological characteristics of Central and Northern Appalachian coal reserves;

•	availability of skilled employees and other employee workforce factors;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of changes in customer coal inventories;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to mine properties due to defects in title on leasehold interest;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in postretirement benefit obligations;

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	forward sales and purchase contracts not accounted for as a hedge and are being marked to market;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business;

S-iv

•	disruption in coal supplies;

•	the ability to comply with new safety and health regulations;

•	unfavorable government intervention in, or nationalization of, foreign investments;

•	our third-party suppliers may not deliver coal we purchase; and

•	other factors, including the other factors discussed in “Risk Factors.”

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated into them by reference. It should be read together with, and is qualified in its entirety by, the more detailed information and financial statements (and notes thereto) included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors discussed in the section entitled “Risk Factors” before making an investment decision.

Our Company

We are a leading Appalachian coal supplier. We produce, process and sell steam and metallurgical coal from eight regional business units, which, as of December 31, 2007, are supported by 32 active underground mines, 26 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately.

Steam coal, which is primarily purchased by large utilities and industrial customers as fuel for electricity generation, accounted for approximately 62% of our 2007 coal sales volume. The majority of our steam coal sales volume in 2007 consisted of high Btu (above 12,500 Btu content per pound), low sulfur (sulfur content of 1.5% or less) coal, which typically sells at a premium to lower-Btu, higher-sulfur steam coal. Metallurgical coal, which is used primarily to make coke, a key component in the steel making process, accounted for approximately 38% of our 2007 coal sales volume. Metallurgical coal generally sells at a premium over steam coal because of its higher quality and its value in the steelmaking process as the raw material for coke. We believe that the use of the coal we sell will grow as demand for power and steel increases.

During 2007, we sold a total of 28.5 million tons of steam and metallurgical coal and generated coal revenues of $1,639.2 million, EBITDA of $233.8 million and net income of $27.7 million. We define and reconcile EBITDA and explain its importance in Note 3 under “Summary Consolidated Financial Data.” Our coal sales during 2007 consisted of 24.4 million tons of produced and processed coal, including 1.7 million tons purchased from third parties and processed at our processing plants or loading facilities prior to resale, and 4.1 million tons of purchased coal that we resold without processing. Approximately 64% of the purchased coal in 2007 was blended with coal produced from our mines prior to resale. Approximately 38% of our sales revenue in 2007 was derived from sales made outside the United States, primarily in Canada, Egypt, Belgium, Italy, Hungary and Brazil.

As of December 31, 2007, we owned or leased 617.5 million tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 82% are low sulfur reserves, with approximately 57% having sulfur content below 1%. Approximately 89% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years.

Recent Developments

In March 2008, two amendments were made to our existing senior secured revolving credit facility. One amendment increased the revolving credit facility from $275.0 million to $375.0 million. The other amendment, among other things, removed us from the application of most of the restrictive covenants in order to permit us to consummate this offering and the concurrent common stock offering. As of March 31, 2008, there was $292.8 million available under the revolving credit facility.

In March 2008, eleven of the Company’s subsidiaries entered consent orders with the West Virginia Department of Environmental Protection to resolve approximately 300 past violations of their respective wastewater discharge permits. The consent decrees call for payment of penalties totaling, in the aggregate, approximately $0.75 million for the past violations. The consent decrees also require submission of plans to show how the subsidiaries will “achieve compliance with permit limits for which compliance cannot be immediately achieved” and establish stipulated penalties for certain types of future wastewater permit violations. The consent decrees are subject to a 30-day public comment period before they are issued in final form. We do not believe that the consent decrees or related matters will have a material adverse effect on our business, financial condition or results of operations.

Additional Information

Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, and our telephone number is (276) 619-4410.

THE OFFERING

Common stock offered by Alpha	3,636,363 shares

Common stock to be outstanding after this offering	69,405,666 shares

Overallotment option	545,454 shares

Use of proceeds	We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent notes offering described below, for the repurchase of up to $175 million aggregate principal amount of the 10% Senior Notes due 2012, co-issued by Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp., our wholly-owned subsidiaries, which we refer to as the senior notes, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complimentary to our own and repayment of other indebtedness. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-10 and other information included in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	ANR

The information above is based on 65,769,303 shares of common stock outstanding as of December 31, 2007. Unless otherwise indicated, all information in this prospectus supplement does not include:

•	744,692 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2007 at a weighted average exercise price of $17.51 per share;

•	267,031 restricted shares of common stock issued to employees after December 31, 2007;

•	12,465 restricted shares units issued to directors to be converted to common stock upon separation of service;

•	238,372 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2008;

•	500,238 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2009;

•	247,106 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2010;

•	up to 545,454 shares of common stock that we have agreed to issue upon the exercise of the underwriters’ overallotment option in this offering; and

•	6,060,575 shares expected to be reserved for issuance upon conversion of the convertible senior notes being offered concurrently and described below (6,969,661 shares if the underwriters exercise their overallotment option in that offering in full).

Concurrent Notes Offering

Concurrently with this offering, we are offering $250 million aggregate principal amount of 2.375% Convertible Senior Notes due 2015 (or a total of $287.5 million aggregate principal amount of notes if the underwriters exercise their overallotment option in full) pursuant to a separate prospectus supplement. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering. We expect to raise approximately $400 million in aggregate gross proceeds from the two offerings. See “Concurrent Notes Offering.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial and other data about us for the most recent three years. The summary consolidated financial data as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been derived from the audited consolidated financial statements and related footnotes of Alpha Natural Resources, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2007, or the 2007 Annual Report. The summary balance sheet data as of December 31, 2005 have been derived from the consolidated financial statements and related footnotes of Alpha Natural Resources, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2005. You should read the following table in conjunction with the financial statements, the related notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2007 Annual Report and incorporated by reference herein.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, see “Risk Factors” for a discussion of risk factors that could impact our future results of operations.

	Alpha Natural Resources, Inc. and Subsidiaries
	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share and per ton amounts)

Statement of Operations Data:
Revenues:
Coal revenues	$1,639,247	$1,687,553	$1,413,174
Freight and handling revenues	205,086	188,366	185,555
Other revenues	33,241	34,743	27,926

Total revenues	1,877,574	1,910,662	1,626,655

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,354,335	1,352,450	1,184,092
Freight and handling costs	205,086	188,366	185,555
Cost of other revenues	25,817	22,982	23,675
Depreciation, depletion and amortization	159,579	140,851	73,122
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	58,605	67,952	88,132

Total costs and expenses	1,803,422	1,772,601	1,554,576

Income from operations	74,152	138,061	72,079

Other income (expense):
Interest expense	(40,215)	(41,774)	(29,937)
Interest income	2,340	839	1,064
Miscellaneous income (expense)	(93)	523	91

Total other income (expense), net	(37,968)	(40,412)	(28,782)

Income from continuing operations before income taxes and minority interest	36,184	97,649	43,297
Income tax expense (benefit)	8,629	(30,519)	18,953
Minority interest	(179)	—	2,918

Income from continuing operations	27,734	128,168	21,426
Loss from discontinued operations	—	—	(213)

Net income	$27,734	$128,168	$21,213

	Alpha Natural Resources, Inc. and Subsidiaries
	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share and per ton amounts)

Earnings per share data:
Net income (loss) per share, as adjusted(1)
Basic and diluted:
Income from continuing operations	$0.43	$2.00	$0.38
Loss from discontinued operations	—	—	—

Net income per basic and diluted share	$0.43	$2.00	$0.38

Pro forma net income (loss) per share(2)
Basic and diluted:
Income from continuing operations			$0.35
Loss from discontinued operations			—

Net income per basic and diluted share			$0.35

Balance sheet data (at period end):
Cash and cash equivalents	$54,365	$33,256	$39,622
Operating and working capital	157,147	116,464	35,074
Total assets	1,210,914	1,145,793	1,013,658
Notes payable and long-term debt, including current portion	446,913	445,651	485,803
Stockholders’ equity and partners’ capital	380,836	344,049	212,765
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$225,741	$210,081	$149,643
Investing activities	(165,203)	(160,046)	(339,387)
Financing activities	(39,429)	(56,401)	221,975
Capital expenditures	(126,381)	(131,943)	(122,342)
Other data
Production:
Produced/processed	24,203	24,827	20,602
Purchased	4,189	4,090	6,284

Total	28,392	28,917	26,886

Tons Sold:
Steam	17,565	19,050	16,674
Met	10,980	10,029	10,023

Total	28,545	29,079	26,697

Coal sales realization/ton:
Steam	$48.28	$49.05	$41.33
Met	$72.07	$75.09	$72.24
Total	$57.43	$58.03	$52.93
Cost of coal sales/ton	$47.45	$46.51	$44.35

Coal margin/ton	$9.98	$11.52	$8.58

EBITDA, as adjusted(3)	$233,817	$279,435	$145,197

(1)	Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period. Due to the Internal Restructuring on February 11, 2005 and initial public offering of common stock completed on

February 18, 2005, the calculation of earnings per share for 2005 reflects certain adjustments, as described below.

The numerator for purposes of computing basic and diluted net income (loss) per share, as adjusted, includes the reported net income (loss) and a pro forma adjustment for income taxes to reflect the pro forma income taxes for ANR Fund IX Holdings, L.P.’s portion of reported pre-tax income (loss), which would have been recorded if the issuance of the shares of common stock received by the FR Affiliates in exchange for their ownership in ANR Holdings in connection with the Internal Restructuring had occurred as of January 1, 2003. For purposes of the computation of basic and diluted net income (loss) per share, as adjusted, the pro forma adjustment for income taxes only applies to the percentage interest owned by ANR Fund IX Holding, L.P., the non-taxable FR Affiliate. No pro forma adjustment for income taxes is required for the percentage interest owned by Alpha NR Holding, Inc., the taxable FR Affiliate, because income taxes have already been recorded in the historical results of operations. Furthermore, no pro forma adjustment to reported net income (loss) is necessary subsequent to February 11, 2005 because we are subject to income taxes.

The denominator for purposes of computing basic net income (loss) per share, as adjusted, reflects the retroactive impact of the common shares received by the FR Affiliates in exchange for their ownership in ANR Holdings in connection with the Internal Restructuring on a weighted-average outstanding share basis as being outstanding as of January 1, 2003. The common shares issued to the minority interest owners of ANR Holdings in connection with the Internal Restructuring, including the immediately vested shares granted to management, have been reflected as being outstanding as of February 11, 2005 for purposes of computing the basic net income (loss) per share, as adjusted. The unvested shares granted to management on February 11, 2005 that vest monthly over the two-year period from January 1, 2005 to December 31, 2006 are included in the basic net income (loss) per share, as adjusted, computation as they vest on a weighted-average outstanding share basis starting on February 11, 2005. The 33,925,000 new shares issued in connection with the initial public offering have been reflected as being outstanding since February 14, 2005, the date of the initial public offering, for purposes of computing the basic net income (loss) per share, as adjusted.

The unvested shares issued to management are considered options for purposes of computing diluted net income (loss) per share, as adjusted. Therefore, for diluted purposes, all remaining unvested shares granted to management are added to the denominator subsequent to February 11, 2005 using the treasury stock method, if the effect is dilutive. In addition, the treasury stock method is used for outstanding stock options, if dilutive, beginning with the November 10, 2004 grant of options to management to purchase units in ACM that were automatically converted into options to purchase up to 596,985 shares of Alpha Natural Resources, Inc. common stock at an exercise price of $12.73 per share.

The computations of basic and diluted net income (loss) per share, as adjusted for 2005, are set forth below:

Year Ended
December 31, 2005
(In thousands, except per
share amounts)

Numerator:
Reported income from continuing operations	$21,426
Deduct: Income tax effect of ANR Fund IX Holdings, L.P. income from continuing operations prior to Internal Restructuring	(91)

Income from continuing operations, as adjusted	21,335

Reported loss from discontinued operations	(213)
Add: Income tax effect of ANR Fund IX Holdings, L.P. loss from discontinued operations prior to Internal Restructuring	2

Loss from discontinued operations, as adjusted	(211)

Net income, as adjusted	$21,124

Year Ended
December 31, 2005
(In thousands, except per
share amounts)

Denominator:
Weighted average shares— basic	55,664,081
Dilutive effect of stock options and restricted stock grants	385,465

Weighted average shares— diluted	56,049,546

Net income per share, as adjusted— basic and diluted:
Income from continuing operations, as adjusted	$0.38
Loss from discontinued operations, as adjusted	—

Net income per share, as adjusted	$0.38

(2)	Pro forma net income (loss) per share gives effect to the following transactions as if each of these transactions had occurred on January 1, 2004: the Nicewonder Acquisition and related debt refinancing in October 2005 and the Internal Restructuring and initial public offering in February 2005.

(3)	EBITDA is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, is EBITDA, further adjusted for minority interest prior to our internal restructuring. EBITDA and EBITDA, as adjusted, are non-GAAP measures used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA and EBITDA, as adjusted, are not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA and EBITDA, as adjusted, are calculated as follows (unaudited, in thousands):

	2007	2006	2005

Net income	$27,734	$128,168	$21,213
Interest expense	40,215	41,774	29,937
Interest income	(2,340)	(839)	(1,064)
Income tax expense (benefit)	8,629	(30,519)	18,860
Depreciation, depletion and amortization	159,579	140,851	73,405

EBITDA	233,817	279,435	142,351
Minority interest	—	—	2,846

EBITDA, as adjusted	$233,817	$279,435	$145,197

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. A description of the risks related to our business is included in the “Risk Factors” section of the 2007 Annual Report and other documents incorporated herein by reference. The risks and uncertainties described below are not the only ones relevant to us or an investment in our common stock. Additional risks and uncertainties of which we are currently unaware, or that we currently believe are immaterial, also may become important factors that affect us. If any of these risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Common Stock and This Offering

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2007 and March 31, 2008, the closing trading price of our common stock on the New York Stock Exchange has ranged from a low of $12.45 per share to a high of $43.48 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock as described in the “Risk Factors” section of our 2007 Annual Report and other documents incorporated herein by reference. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

Sales of additional shares of our common stock could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the open market and the availability of those shares for sale could adversely affect the price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

As of March 31, 2008, there were:

•	648,661 shares of common stock issuable upon the exercise of stock options with a weighted-average exercise price of $17.51;

•	12,465 restricted share units issued to directors to be converted to common stock upon separation of service;

•	238,372 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2008;

•	500,238 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2009; and

•	247,106 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2010.

In addition, concurrently with this offering, we are offering $250 million aggregate principal amount of 2.375% Convertible Senior Notes due 2015 (or a total of $287.5 million aggregate principal amount of notes if the underwriters exercise their overallotment option in full) pursuant to a separate prospectus supplement. See “Concurrent Notes Offering.” Any conversion of any of those notes could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our Company and by hedging or arbitrage trading activity that we expect to develop involving our common stock.

We and our directors and executive officers have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc. Upon the expiration of the 90-day lock-up period, there will be 477,977 shares eligible for resale from time to time, subject to Securities Act restrictions and certain vesting agreements.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our credit facility and the indenture for our senior notes. Because we do not anticipate paying cash dividends for the foreseeable future, holders who receive shares of common stock upon conversion of the notes will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Provisions in our certificate of incorporation and bylaws, the indenture for our convertible notes and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our shareholders.

Provisions contained in our certificate of incorporation and bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Common Stock” in the accompanying prospectus.

If our concurrent offering of convertible notes is completed, and if a “fundamental change” (as defined in the indenture for the notes) occurs, holders of the notes will have the right, at their option, either to convert their notes or require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change” (as defined in the indenture for the notes), we also may be required to increase the conversion rate applicable to any notes surrendered for conversion. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. entity that assumes our obligations under the notes. Our credit facility and the indenture governing our existing senior notes impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent convertible notes offering, to repurchase up to $175 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012, as well as for general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complementary to our own and the repayment of other indebtedness. However, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Certain terms of our concurrent offering of convertible notes may adversely impact our liquidity.

Our concurrent offering of convertible notes, if it is completed, will increase the amount of debt we have outstanding, which is already significant. As adjusted to give effect to that offering and expected use of proceeds to repurchase up to $175 million of our senior notes, as of December 31, 2007, we estimate we would have had approximately $521.9 million of outstanding debt (or $559.4 million, if the underwriters exercise their over-allotment option in full).

In addition, upon conversion of the convertible notes, we will be required to pay in cash the lesser of the principal amount of the converted notes and the sum of a calculated daily conversion values over an averaging period. As a result, the conversion of the convertible notes, may significantly reduce our liquidity.

If we issue convertible notes in the concurrent offering, a proposed accounting change for cash settled convertible debt instruments like the notes, if adopted, would likely cause our reported interest expense to increase.

In August 2007, the Financial Accounting Standards Board, or FASB, issued an exposure draft of a proposed FASB Staff Position, or Proposed FSP, reflecting new rules that would change the accounting for certain convertible debt instruments, including the convertible notes we are offering concurrently. Under these proposed new rules, an issuer of a convertible debt instrument that may be settled entirely or partially in cash upon conversion will be required to account for the liability and equity components of the instrument separately. The debt component would be recorded at an estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability would be recorded as additional paid-in capital. As a result, the debt would be treated as if it had been issued at a discount and would subsequently be accreted to its par value over its expected life, with a rate of interest that reflects the issuer’s nonconvertible debt borrowing rate. The resulting interest expense would likely be significantly higher than the actual cash interest expense payable on the instrument. The Proposed FSP was discussed at recent FASB meetings and the FASB has approved the Proposed FSP, although the final FSP has not been issued. The new rules would be effective for fiscal years beginning after December 15, 2008 and would be applied retrospectively to all periods presented.

We are currently evaluating the new rules and cannot quantify the impact at this time. However, we expect to have higher interest expense starting in 2009 due to the non-cash interest expense accretion, and prior period interest expense associated with the notes would also reflect higher than previously reported interest expense due to retrospective application.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $142.4 million (or $164.0 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated offering expenses. In addition, we estimate that the net proceeds from the concurrent notes offering will be approximately $241.6 million (or $278.0 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent note offering, for the repurchase of up to $175 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complimentary to our own and repayment of other indebtedness. While we regularly engage in discussions regarding possible acquisitions and investments, we have no present understandings, commitments or agreements relating to any material potential acquisitions or investments. Our management will retain broad discretion over the use of the proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

PRICE RANGE OF OUR COMMON STOCK

Trading in our common stock commenced on the New York Stock Exchange on February 15, 2005 under the symbol “ANR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported in the New York Stock Exchange consolidated tape.

	High	Low

2006
First Quarter	$23.53	$19.37
Second Quarter	26.58	17.95
Third Quarter	19.92	14.55
Fourth Quarter	16.76	14.23

	High	Low

2007
First Quarter	$15.66	$12.45
Second Quarter	20.79	15.61
Third Quarter	23.23	16.52
Fourth Quarter	33.84	23.68

	High	Low

2008
First Quarter	$43.48	$24.11

As of December 31, 2007, there were approximately 240 registered holders of record of our common stock, including 199 unvested restricted stock positions. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We do not presently pay dividends on our common stock, and we do not intend to pay dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2007:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance and sale of 3,636,363 shares of our common stock in this offering at a public offering price of $41.25 per share, after deducting the underwriting discount and estimated offering expenses; and

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of $250.0 million aggregate principal amount of 2.375% Convertible Senior Notes due 2015 in the concurrent notes offering, after deducting the underwriting discount and estimated offering expenses and the use of a portion of the net proceeds to purchase up to $175 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012, including the estimated tender premium of $10.8 million and the write-off of unamortized issue costs of $4.2 million.

You should read this table with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	As of December 31, 2007
			Pro Forma as
	Actual	As Adjusted	Adjusted
	(In thousands)

Cash and cash equivalents	$54,365	$196,740	$252,502

Long-term Debt:
Term loan	$233,125	$233,125	$233,125
10% Senior Notes due 2012	175,000	175,000	—
2.375% Convertible Senior Notes due 2015	—	—	250,000
Gallatin loan facility	18,500	18,500	18,500
Capital lease obligation	705	705	705
Other	700	700	700

Total long-term debt	428,030	428,030	503,030

Stockholders’ equity:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 65,769,303 shares issued and outstanding actual as of December 31, 2007; 69,405,666 shares issued and outstanding on an as adjusted and pro forma as adjusted basis as of December 31, 2007	658	694	694
Additional paid-in-capital	227,336	369,675	369,675
Accumulated other comprehensive loss	(22,290)	(22,290)	(22,290)
Retained earnings	175,132	175,132	165,379

Total stockholders’ equity	380,836	523,211	513,458

Total capitalization	$808,866	$951,241	$1,016,488

CONCURRENT NOTES OFFERING

Concurrently with this offering, we are offering $250 million aggregate principal amount of 2.375% Convertible Senior Notes due 2015 (or a total of $287.5 million aggregate principal amount of notes if the underwriters exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering. We expect to raise approximately $400 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We can not assure you that we will complete the concurrent notes offering.

The following description is a summary of the material provisions of the notes we are offering in the concurrent notes offering and the indenture that governs the notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of some terms used in the indenture.

The notes will be our senior unsecured obligations and pay interest semi-annually at a rate of 2.375% per annum. The notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount (representing an initial conversion price of approximately $54.66 per share of common stock), subject to adjustment upon the occurrence of certain events. Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock or a combination thereof. The notes are not redeemable at our option prior to maturity. Upon a fundamental change (as described in the prospectus supplement relating to the notes), holders may require us to repurchase their notes at a purchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, in cash.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date of this prospectus. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax). A change in law may alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, we recommend that you consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a

United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes. So long as our common stock is “regularly traded on an established securities market”, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

If a non-U.S. holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock was not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons. If our common stock was not considered to be “regularly traded on an established market,” a non-U.S. holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of our common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom UBS Securities LLC and Citigroup Global Markets Inc. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the amount of common stock indicated below:

Shares of
Name	Common Stock

UBS Securities LLC	1,381,818
Citigroup Global Markets Inc.	1,381,818
Wachovia Capital Markets, LLC	218,182
Wedbush Morgan Securities Inc.	218,182
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	72,727
BMO Capital Markets Corp.	72,727
Daiwa Securities America Inc.	72,727
NatCity Investments, Inc.	72,727
PNC Capital Markets LLC	72,727
SG Americas Securities, LLC	72,727

Total	3,636,363

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus supplement and the accompanying prospectus if any shares of common stock are taken. However, the underwriters are not required to take or pay for any shares of common stock covered by the option of the underwriters to purchase additional shares of common stock as described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.0519 per share under the public offering price. After the shares of common stock are released to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than 3,636,363 shares of common stock, up to an additional 545,454 shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent that such option is exercised, each underwriter will become obligated to purchase about the same percentage of such additional shares of common stock as the amount listed next to its name in the preceding table bears to the total amount of common stock listed next to the names of all underwriters in the preceding table.

The expenses of the offering, not including the underwriting discount, are estimated to be $1.25 million and are payable by us.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the common stock. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to an additional 545,454 shares.

	Per Share	Without Option	With Option

Public offering price	$41.25	$149,999,974	$172,499,951
Underwriting discount	$1.7531	$6,374,908	$7,331,143
Proceeds, before expenses, to us	$39.4969	$143,625,066	$165,168,808

The underwriters have advised us that they presently intend to make a market in the common stock as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the common stock and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the common stock. We have applied to list the common stock offered by this prospectus supplement on the New York Stock Exchange.

We, our directors and certain of our senior executive officers have agreed not to, without the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc. on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the shares of common stock to be sold hereunder and any related filing of a registration statement or amendment or supplement thereto;

•	the issuance of our 2.375% Convertible Senior Notes due 2015 issued concurrently with this offering or the issuance of shares of common stock upon conversion of our 2.375% Convertible Senior Notes due 2015;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof;

•	grants, issuances or exercises under any existing employee benefit plans or our Amended and Restated 2005 Long-Term Incentive Plan;

•	the filing of a registration statement on Form S-8 relating to shares of common stock issued under any existing employee benefit plans; or

•	the issuance of common stock or securities exchangeable for, exercisable for or convertible into shares of Common Stock in connection with the acquisition of, or joint venture with, another company.

With respect to our directors and executive officers, the restrictions described in the second preceding paragraph do not apply to:

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	(1) sales or other dispositions of common stock pursuant to written trading plans designed to comply with Rule 10b5-1 under the Exchange Act that were existing on or prior to the date hereof or (2) the entry into new 10b5-1 plans, provided that no sales or other dispositions may occur under such plans until the expiration of the 90-day restricted period;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts to charitable organizations;

•	other than to charitable organizations, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts, or as a result of testate, intestate succession or bona fide estate planning;

•	transfers of shares of common stock to a trust, partnership, limited liability company or other entity, all of the beneficial interests of which are held, directly or indirectly, by such director or executive officer; and

•	distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners or stockholders of such director or executive officer;

provided that in the case of any transfer or distribution described in the third, fourth and fifth bullets above (i) each transferee or distributee agrees to be bound by the same restrictions and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period referred to above; provided further that this clause (ii) does not apply to the third bullet above with respect any transfers by our chief executive officer to a limited partnership, trust or investment vehicle in connection with bona fide estate planning provided that the transferee agrees to be bound by these restrictions.

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell a greater principal amount of shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of shares of common stock available for purchase by the underwriters under their option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising their option to purchase additional shares of common stock or purchasing the shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price our common stock compared to the price available under the overallotment option. The underwriters may also sell shares of common stock in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of common stock in the offering, if the syndicate repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees, including as lenders under our credit facility. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Alpha Natural Resources Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to the Company’s change in the method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.

PROSPECTUS

Alpha Natural Resources, Inc.

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities.

The common stock, preferred stock, warrants and debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is listed on the New York Stock Exchange under the symbol “ANR”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2008.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to our common stock, preferred stock, warrants and debt securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Alpha,” “the Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed on March 6, 2008

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 27, 2008; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on February 2, 2005, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	regulatory and court decisions;

•	competition in coal markets;

•	the geological characteristics of Central and Northern Appalachian coal reserves;

•	availability of skilled employees and other employee workforce factors;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of changes in customer coal inventories;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to mine properties due to defects in title on leasehold interest;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in postretirement benefit obligations;

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	forward sales and purchase contracts not accounted for as a hedge and are being marked to market;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business;

•	disruption in coal supplies;

•	the ability to comply with new safety and health regulations;

•	unfavorable government intervention in, or nationalization of, foreign investments;

•	our third-party suppliers may not deliver coal we purchase; and

•	other factors, including the other factors discussed in “Risk Factors” in our most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

ALPHA NATURAL RESOURCES, INC.

We are a leading Appalachian coal supplier. We produce, process and sell steam and metallurgical coal from eight regional business units, which, as of December 31, 2007, are supported by 32 active underground mines, 26 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately. As of December 31, 2007, we owned or leased 617.5 million tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 82% are low sulfur reserves, with approximately 57% having sulfur content below 1%. Approximately 89% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years. We currently employ 3,640 employees.

Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212 and our telephone number is (276) 619-4410.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

				ANR Fund IX
				Holdings, L.P.
				and Alpha NR
				Holding, Inc.
	Alpha Natural Resources, Inc.			and Subsidiaries
	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)(2)	1.81	3.11	2.22	2.24	1.38

(1)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.

(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants and debt securities that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our restated certificate of incorporation and our amended and restated bylaws, which have been filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2004 and Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2006, respectively.

Authorized Capitalization

Our authorized capital stock consists of (1) 100,000,000 shares of common stock, par value $0.01 per share, of which 66,128,148 shares were issued and outstanding as of March 28, 2008, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The following description is qualified in all respects by reference to our restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders.  As of December 31, 2007, there were approximately 240 holders of record of our common stock.

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. Our credit facility and the indenture governing our subsidiaries’ senior notes impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Liquidation Rights.  Upon any dissolution, liquidation or winding up, subject to any rights of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the distribution of assets, our remaining assets and funds will be distributed ratably to the holders of common stock.

Other Matters.  The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. Shares of the capital stock of the Company may be certificated or uncertificated, as provided under the Delaware General Corporation Law (the “DGCL”).

Anti-takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

Our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that except as otherwise provided in our amended and restated bylaws, any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board, our Chief Executive Officer or by resolution of our board of directors and shall be called by our Chief Executive Officer or Secretary upon the written request of at least 10% in interest of the stockholders entitled to vote at the meeting.

Stockholder Action by Written Consent

Our amended and restated bylaws permit stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which the company first mailed its proxy materials for the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to Our Amended and Restated Bylaws

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Our restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Corporate Opportunities

Our restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and entities affiliated with American Metals and Coal International, Inc. (the “AMCI Parties”) and their affiliates. Specifically:

•	None of the AMCI Parties, or the funds or other entities controlled by, or under common control with, them (each a “Control Stockholder”) or any director, officer, member, partner, stockholder or employee of a Control Stockholder (each a “Specified Party”) have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do.

•	Except as noted below, we have renounced any interest or expectancy that we may have in any potential transaction which may be a corporate opportunity for any Control Stockholder or Specified Party, as applicable, on the one hand, and us, on the other hand, and therefore, none of the Control Stockholders or Specified Parties will have any duty to communicate or offer any such corporate opportunity to us, and will be entitled to pursue or acquire such opportunity for itself, and we will have no right in or to any such opportunity. Notwithstanding the prior sentence, we have not renounced any interest or expectancy in any such corporate opportunity that is offered to any Control Stockholder or Specified Party that is also one of our directors, officers, or employees, if (i) such opportunity is expressly offered to such Control Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as our director, officer or employee; (ii) we would be permitted to undertake the opportunity under our restated certificate of incorporation, and (iii) we have sufficient financial resources and are in a line of business to undertake the opportunity.

As of March 28, 2008, the AMCI Parties do not hold any of our outstanding common stock.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “ANR.”

Authorized but Unissued Capital Stock

The DGCL generally does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and an accompanying prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in the related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “Alpha” refer solely to Alpha Natural Resources, Inc. and not its subsidiaries. As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture, to be dated as of April 7, 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “senior indenture.” We may issue subordinated debt securities under a separate indenture, to be dated as of April 7, 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “subordinated indenture.” The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures.” We refer to Union Bank of California, N.A. as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indentures. The indentures are exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indentures.

General

The debt securities that we may offer under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•	if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indentures;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other senior obligations and effectively junior to all of our secured obligations to the extent of the value of the property securing those obligations. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be as set forth in this prospectus or an accompanying prospectus supplement as described below under “— Provisions Applicable to Subordinated Debt Securities — Subordination of subordinated debt securities.”

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indentures do not contain any covenants or other provisions that would limit our right to incur additional indebtedness. Except as described below, the indentures also do not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indentures will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indentures provide that we shall furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The indentures prohibit us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•	we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indentures on our part to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indentures, and the predecessor corporation shall be released from all obligations and covenants under the indentures and the debt securities.

Events of Default, Notice and Waiver

The indentures provide that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indentures, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•	default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•	default in the observance or performance of any other covenant or agreement contained in the indentures that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in the indentures, which will constitute an event of default when we receive a written notice without any further passage of time);

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

Notwithstanding the paragraph above, for the first 150 days immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that we furnish to the trustee our annual reports and other information presently filed by us under the Exchange Act) or as set forth in the paragraph under the heading, “— Reporting” above, the sole remedy for any such event of default shall be the accrual of additional interest on the debt securities at a rate per year equal to 0.50% of the outstanding principal amount of the debt securities, payable semi-annually at the same time and in the same manner as regular interest on the debt securities. In no event shall additional interest accrue at a rate per year in excess of 0.50% pursuant to the indentures, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. In addition to the accrual of such additional interest, on and after the 150th day immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act or as set forth in the paragraph under the heading, “— Reporting” above, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the debt securities of any series then outstanding, by written notice to us and the trustee, may declare the principal amount of the debt securities of that series and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable.

The indentures provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of any default known to it, unless cured or waived; provided that except in the case of default in the payment of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), or interest or premium, if any, on any debt security of that series, default in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or default in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that the withholding of the notice is in the interests of the holders of debt securities of that series.

The term “default” for the purpose of this provision means any event that is or with the passage of time or the giving of notice or both would become an event of default.

The indentures contain provisions entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indentures at the request of those holders. The indentures provide that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indentures include a covenant that we will file annually within 120 calendar days after the end of each fiscal year with the trustee a certificate of no default or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration if certain conditions are satisfied, or waive any existing default or event of default with respect to the debt securities of that series except a default not yet cured in payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or interest or premium, if any, on any debt security of that series, in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder of each debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or the debt securities of any series or for any remedy thereunder unless:

•	that holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have also made such a written request;

•	that holder or holders have provided indemnity satisfactory to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days of the notice.

However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or premium or interest, if any, on the debt securities or, if applicable, payment or delivery of any consideration due upon conversion or exchange of any debt security on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indentures or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder of debt securities in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indentures as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of debt securities of any series as permitted by the indentures;

•	evidence the assumption of our obligations under the indentures and the debt securities by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indentures;

•	in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•	in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	comply with SEC requirements in order to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

•	any other action to amend or supplement the indentures or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indentures or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, or the rate of interest or the premium, payable upon the redemption of, if any, on any debt security;

•	change the place or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity or prepayment date thereof;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a modification or amendment of the indentures or the debt securities of such series;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a waiver of compliance with any provision of the indentures or the debt securities of such series or a waiver of any default or event of default in respect of debt securities of such series;

•	modify the provisions of the indentures with respect to modification and waiver (including waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder; or

•	any other action to modify or amend the indentures or the debt securities of any series as may be described in the prospectus supplement with respect to such series of debt securities as requiring the consent of each holder affected thereby.

With respect to subordinated debt securities, an amendment, supplement or waiver may not make any change that adversely affects the rights of any holder of such subordinated debt securities without each holder’s consent or any change that adversely affects the rights of any holder of senior debt (as described below) then outstanding unless the holders of such senior debt (or their representative) consent to such change.

Defeasance

The indentures provide that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Thereafter, any such omission shall not be an event of default with respect to the debt securities of that series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, or interest or premium, if any. Our obligations under the indentures and the debt securities of that series other than with respect to those covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of that series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indentures with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all debt securities of that series previously authenticated and delivered under the indentures have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), (ii) except in the case of debt securities of any series that are convertible or exchangeable, will become due and payable at their stated maturity within one year, or (iii) except in the case of debt securities of any series that are convertible or exchangeable, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	we have paid or caused to be paid all other sums payable by us under the indentures with respect to the debt securities of that series; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indentures as to that series have been satisfied.

Regarding the Trustee

Subject to the provisions of Section 311(a) of the Trust Indenture Act regarding the collection of claims against us, the indentures contain certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indentures when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, under the Section 311(b) of the Trust Indenture Act, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indentures;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indentures do not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate that conflict or resign. Union Bank of California, N.A., is acting as the trustee both under the senior indenture and subordinated indenture. Upon a default or an event of default under either or both indentures, a conflict of interest may arise which would require the trustee to resign as trustee from either or both indentures.

Provisions Applicable to Subordinated Debt Securities

General.

The subordinated debt securities will be our unsecured obligations under the subordinated indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of subordinated debt securities” or in the applicable prospectus supplement. The subordinated debt securities will also be effectively subordinated to any of our secured debt, to the extent of the value of the assets securing that debt.

Subordination of subordinated debt securities.

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. As a result, the subordinated debt securities will be effectively subordinated to all of our senior debt and to all debt of our subsidiaries.

“Senior debt” is defined in the subordinated indenture as, with respect to any “person” (as defined in the subordinated indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•	obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•	obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•	renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than holders of the subordinated debt securities.

Deferral of interest payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Alpha Natural Resources Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to the Company’s change in the method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.